Exhibit (j)(1)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our Firm under the captions “Legal Counsel” in the Prospectus and “Counsel” in the Statement of Additional Information that are included in Post-Effective Amendment No. 47 to the Registration Statement (No. 333-71703 and No. 811-09221) on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and Post-Effective Amendment No. 49 under the Investment Company Act of 1940, as amended, of Community Capital Trust. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP

Faegre Drinker Biddle & Reath LLP

Chicago, Illinois

September 26, 2025